Exhibit (k)(12)

AMENDMENT NO. 4 TO CREDIT AGREEMENT

AMENDMENT NO. 4 (this “Amendment”), dated as of June 9, 2021, to the Credit Agreement, dated as of June 14, 2017, by and among Credit Suisse Asset Management Income Fund, Inc., a Maryland corporation (the “Borrower”), the Banks party thereto, and State Street Bank and Trust Company, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1, dated as of June 13, 2018, Amendment No. 2, dated as of June 12, 2019 and Amendment No. 3, dated as of June 10, 2020 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions set forth herein, and all of the Banks and the Agent are willing to do so on the terms and conditions set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Each of the following defined terms contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Amendment Effective Date” means the Amendment Effective Date under, and as such term is defined in, Amendment No. 4, dated as of June 9, 2021, to this Agreement.

“Applicable Fee Rate” means (a) prior to the Amendment Effective Date, the applicable rate set forth from time to time in this Agreement at which the commitment fee accrues, and (b) as of any other date, a rate per annum equal to (i) in the event the outstanding principal balance of all Loans equals or exceeds 75% of the Aggregate Commitment Amount, 0.15%, and (ii) at all other times, 0.25%.

“Applicable Margin” means (a) prior to the Amendment Effective Date, the applicable margin set forth from time to time in this Agreement by reference to which interest accrues, and (b) as of any other date, 0.80%.

“Base Rate” means, as of any day, the higher of (a) the Applicable Margin plus the Federal Funds Effective Rate as in effect on that day, and (b) the Applicable Margin plus the One-month LIBOR Rate as in effect on that day; provided that following the occurrence of a Rate Unavailability Event pertaining to the One-month LIBOR Rate, the Base Rate shall be the Applicable Margin plus the Federal Funds Effective Rate as in effect on that day.

“Interest Period” means, with respect to each LIBOR borrowing, initially the period commencing on the date of such borrowing and ending one, three, or six months, thereafter, as the Borrower may elect in the applicable Notice of Borrowing, and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such borrowing and ending on the last day of one of the periods set forth above, as the Borrower may elect in the applicable Notice of Conversion, provided that:

(a) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

(b) any Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(c) any Interest Period which would otherwise end after the Termination Date shall instead end on the Termination Date.

“LIBOR Offered Rate” means, with respect to any LIBOR Loan for any Interest Period, the higher of (a) 0.0%, and (b) the Screen Rate at approximately 11:00 a.m., London time, two LIBOR Business Days prior to the commencement of such Interest Period, for deposits with a maturity comparable to such Interest Period, provided that following the occurrence of a Rate Unavailability Event pertaining to such LIBOR Loan, the LIBOR Offered Rate with respect to such LIBOR Loan shall be the Fall Back Rate adopted therefor, if any.

“Obligations” means all indebtedness, obligations and liabilities of the Borrower to the Banks and the Agent, existing on the date of this Agreement or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans to the Borrower or any of the Notes or other instruments at any time evidencing any thereof, and the Erroneous Payment Subrogation Rights.

“Revolving Credit Period” means the period from and including the Effective Date to the Domestic Business Day immediately preceding the Termination Date.

“Screen Rate” means the rate appearing on the Reuters “LIBOR01” screen (or such other comparable publicly available service for displaying interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Agent in its reasonable discretion) displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute page on such screen).

“Termination Date” means June 8, 2022, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof.

2. Section 1.01 of the Credit Agreement is hereby amended by adding each of the following new defined terms in its appropriate alphabetical order:

“Erroneous Payment” has the meaning set forth in Section 7.11(a) hereof.

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 7.11(d) hereof.

“Erroneous Payment Impacted Class” has the meaning set forth in Section 7.11(d) hereof.

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 7.11(d) hereof.

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 7.11(d) hereof.

“Fall Back Rate” means, with respect to the Reference Rate referred to in clause (b) of such defined term, the sum of each of the following (in each case giving due consideration to (x) any selection or recommendation of a replacement benchmark rate (or any adjustment thereto) or the mechanism for determining such a rate (or any adjustment thereto) by the Relevant Governmental Body, or (y) any evolving or then-prevailing market convention for determining a benchmark rate (or any adjustment thereto) as a replacement for such Reference Rate or the Underlying Benchmark (or any adjustment thereto) for U.S. law governed syndicated credit facilities having similar currencies at such time): (i) the alternate benchmark rate, if any, that has been selected by the Agent and the Borrower as the replacement for such Reference Rate, and (ii) the related adjustment, if any, to such alternate benchmark rate that has been selected by the Agent and the Borrower, provided that the Agent (x) has provided written notice thereof to the Banks and (y) has not received written notice of objection to such Fall Back Rate from Required Banks within five (5) Domestic Business Days from the date of such notice, provided further that if the Fall Back Rate as so determined for any day would be less than zero, such rate for such day shall be deemed to be zero for all purposes of this Agreement.

“Fall Back Rate Conforming Changes” means, with respect to the adoption of any Fall Back Rate, any technical, administrative or operational changes (including changes to definitions contained herein, the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Fall Back Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Fall Back Rate exists, in such other manner of administration as the Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Fed Funds Business Day” shall mean any day upon which overnight federal funds transactions are conducted.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum calculated by the FRBNY, based on such day’s overnight federal funds transactions (as determined in such manner as the FRBNY shall set forth on its public website from time to time), as the federal funds effective rate (which rate is, in general, published by the FRBNY on the FRBNY Business Day immediately succeeding such day), provided that if such day is not a Fed Funds Business Day, then the Federal Funds Effective Rate shall be such rate as in effect on the Fed Funds Business Day immediately preceding such day, provided further that if the Federal Funds Effective Rate as so determined for any day would be less than zero, such rate for such day shall be deemed to be zero for all purposes of this Agreement.

“FRBNY” shall mean the Federal Reserve Bank of New York, or any successor thereto that publishes the Federal Funds Effective Rate.

“FRBNY Business Day” shall mean each business day that is not included in the FRBNY’s holiday schedule.

“Payment Recipient” has the meaning set forth in Section 7.11(a) hereof.

“Permitted Restricted Payment” means any Restricted Payment, other than a Restricted Payment (a) which would be outside of the ordinary course of business of the Borrower or (b) which would not be consistent with the Borrower’s past practices.

“Rate Unavailability Event” means, with respect to any Reference Rate, the Agent having determined (which determination shall be conclusive absent manifest error) that:

(a) adequate and reasonable means do not exist for ascertaining such Reference Rate or the applicable Underlying Benchmark, or

(b) the circumstances set forth in clause (a) have not arisen but any of:

(i) the supervisor (the “Supervisor”) for the administrator (the “Administrator”) of such Reference Rate or the applicable Underlying Benchmark has made a public statement that such Reference Rate or the applicable Underlying Benchmark (A) is no longer representative of the underlying market, in which case a “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of the date of such statement, or (B) will no longer be representative of the underlying market after a specific date, in which case a “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of such specific date;

(ii) the Supervisor has made a public statement that the Administrator (A) is insolvent (and there is no successor administrator that will continue publication of such Reference Rate or the applicable Underlying Benchmark), in which case the “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of the date of such statement, or (B) will be insolvent as of a specific date (and there will be no successor administrator that will continue publication of such Reference Rate or the applicable Underlying Benchmark) in which case the “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of such specific date;

(iii) the Administrator has made a public statement identifying a specific date after which such Reference Rate or the applicable Underlying Benchmark will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of such Reference Rate or the applicable Underlying Benchmark), in which case the “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of such specific date;

(iv) the Supervisor has made a public statement identifying a specific date after which such Reference Rate or the applicable Underlying Benchmark will permanently or indefinitely cease to be published, in which case the “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of such specific date; or

(v) the Supervisor or the Relevant Governmental Body has made a public statement identifying a specific date after which such Reference Rate or the applicable Underlying Benchmark may no longer be used for determining interest rates for loans, in which case the “Rate Unavailability Event” with respect to such Reference Rate shall be deemed to have occurred as of such specific date.

“Reference Rate” means (a) with respect to any existing or proposed Base Rate Loan, the One-month LIBOR Rate component of the Base Rate, and (b) with respect to any existing or proposed LIBOR Loan for any Interest Period, the LIBOR Offered Rate applicable thereto.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the FRBNY, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the FRBNY, or any successor thereto.

“Underlying Benchmark” means, with respect to any existing or proposed LIBOR Loan, the LIBOR Offered Rate.

3. The defined term “One-month LIBOR Rate” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the word “multiplied” with the word “divided”.

4. The Credit Agreement is hereby amended by (a) replacing each instance of the term “Federal Funds Rate” with the term “Federal Funds Effective Rate” and (b) deleting in its entirety the defined term “Federal Funds Rate” contained in Section 1.01.

5. Section 4.16 of the Credit Agreement is hereby amended by deleting the word “Sudan” contained therein.

6. Section 5.21(b) of the Credit Agreement is hereby amended by replacing the term “Restricted Payment” with the term “Permitted Restricted Payment”.

7. Article VII of the Credit Agreement is hereby amended by adding a new Section 7.11 thereto as follows:

SECTION 7.11. Erroneous Payments.

(a) If the Agent notifies a Bank or any Person who has received funds on behalf of a Bank (any such Bank or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 7.11(b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Bank or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Domestic Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this Section 7.11(a) shall be conclusive, absent manifest error.

(b) Without limiting Section 7.11(a), each Bank or any Person who has received funds on behalf of a Bank hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Domestic Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 7.11(b).

(c) Each Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Bank under any Loan Document, or otherwise payable or distributable by the Agent to such Bank from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with Section 7.11(a), from any Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Bank at any time, (i) such Bank shall be deemed to have assigned its Loans (but not its Commitment) of the relevant Loans (or class thereof if more than one such class) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Electronic Platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Bank shall deliver any Notes evidencing such Loans to the Borrower or the Agent, (ii) the Agent as the assignee Bank shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Bank shall become a Bank hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Bank shall cease to be a Bank hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Bank and (iv) the Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Bank and such Commitment shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Bank under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-

off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 7.11 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

8. Section 8.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 8.02. Alternate Rate of Interest.

(a) Notices. The Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Rate Unavailability Event (and the date thereof) applicable to a Reference Rate, (ii) the adoption of any Fall Back Rate, and (iii) the effectiveness of any Fall Back Rate Conforming Changes.

(b) Fall Back Rate Conforming Changes. In connection with the adoption of a Fall Back Rate, the Agent will have the right to make Fall Back Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Fall Back Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Rate Unavailability Event. Upon the occurrence of a Rate Unavailability Event with respect to the Reference Rate referred to in clause (b) of such defined term:

(i) the Borrower shall be deemed to have revoked any request for borrowing of, conversion to or continuation of Loans which would accrue interest based upon such Reference Rate to be made, converted or continued on or after such Rate Unavailability Event, and the Borrower shall not make any further such requests; and

(ii) in the case of any existing LIBOR Loan bearing interest by reference to such Reference Rate, at the end of the Interest Period applicable thereto such LIBOR Loan shall be automatically converted to a Base Rate Loan unless the Borrower shall have (A) elected to convert (subject to Section 2.02) such LIBOR Loan at the end of such Interest Period to a LIBOR Loan bearing interest by reference to a Reference Rate for which either (x) no Rate Unavailability Event shall have occurred, or (y) a Fall Back Rate shall have been adopted, or (B) prepaid the principal of such LIBOR Loan (together with accrued interest thereon to the date of prepayment and the amount, if any, payable pursuant to Section 8.04) on or before the end of such Interest Period.

9. Section 9.09(b) of the Credit Agreement is hereby amended by (a) adding the phrase “service providers for any of the Banks and its Affiliates,” immediately after the designation “(iv)” contained therein and (b) adding the phrase “any party to the Loan Documents,” immediately after the designation “(v)” contained therein.

10. Section 9.16 of the Credit Agreement is hereby amended by adding to the end thereof the following:

Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent or any Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation relating to this Agreement and involving the Borrower, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Document, including with respect to any signature pages thereto. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

11. Paragraphs 1 through 10 of this Amendment shall not be effective until each of the following conditions are satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b) the Agent shall have received from the Borrower a manually signed certificate from the Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to (x) the incumbency of authorized persons of the Borrower executing this Amendment and (y) persons authorized to act on behalf of the Borrower in connection with the Credit Agreement, including, without limitation, with respect to any Notice of Borrowing, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of directors of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Charter Documents, Offering Document, investment management agreement between the Borrower and the Investment Adviser and Custody Agreement have not been amended, supplemented or otherwise modified since June 10, 2020 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c) the Agent shall have received a duly completed Form FR U-1 executed and delivered by or on behalf of the Borrower, in form and substance satisfactory to the Agent;

(d) the Agent shall have received such documents and information as the Agent, at the request of any Bank, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(e) the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith.

12. The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower (i) no Default has occurred and is continuing, and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

13. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

14. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.

It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

15. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

By:	/s/Omar Tariq
Name:	Omar Tariq
Title:	Chief Financial Officer and Treasurer

Credit Suisse Asset Management Income Fund, Inc.—Amendment No. 4 to Credit Agreement

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By:	/s/Paul Koobatian
Name:	Paul Koobatian
Title:	Vice President